EcoloCap Signs New Carbon Credit Projects in China

New Agreements to Add 1 Million Annually to EcoloCap’s Portfolio of CERs For Sale

Montreal, Quebec; October 28, 2008 – EcoloCap Solutions, Inc. (OTCBB: ECOS) (“EcoloCap”) today announced that it has in the past two weeks reached carbon credit purchase agreements with several large Chinese industrial companies which represent a 100% increase in the company’s supply of CERs over the next 5 years.

The purchase contracts, called Emissions Reductions Purchase Agreements (ERPA), once accredited by the UN, are projected to produce up to 1 million CERs annually when the projects are running at full capacity. These projects will reduce the production of greenhouse gases while also helping to meet China’s increasing needs for energy.

Using conservative pricing projections EcoloCap estimates that the additional CERs will increase its revenues by at least $2.5 to 4 million annually after allowing for brokerage commissions and CER acquisition costs. However, current prices for CERs on the World Market are in the range of 17 to 19 Euros (approx. US$21.50 to 24.00) and if prices continue in this range the estimated revenues would be at least 50% higher.

Dr. Tri Vu Truong, President and CEO of EcoloCap said “the projects for which we are currently processing ERPA contracts are solid evidence that our marketing efforts in China are starting to show results. Projects such as this are highly profitable and will have significant recurring revenues for several years. Our revenue estimates cover only the next 5 years however all but one of these ERPA contracts have terms of up to 17 years so there is substantial additional revenue potential over the life of the contracts.”

EcoloCap’s objective is to double its total CER reserves over the next six to nine months, with an initial target of accumulating a portfolio of 5 million CERs annually.

About EcoloCap Solutions, Inc.

EcoloCap is a US-listed, international company focused on the commercial development of green energy projects in emerging economies, especially in Asia. Rising energy costs, climate change concerns, and the need to reduce greenhouse gases create an unparalleled opportunity for the development of renewable, sustainable energy sources which will be a significant, long-term opportunity for the 21st century.

To maximize shareholder value EcoloCap is focused on projects which qualify for Carbon Emission Reduction credits (CERs) registered under the Clean Development Mechanism (CDM) of the United Nations’ Kyoto Protocol. EcoloCap utilizes its know-how, capital, technology, engineering expertise, and on the ground operations management to work with governments and enterprises in emerging economies in order to successfully reduce greenhouse gases for both capture and utilization. By this process EcoloCap acquires UN Certified Carbon Credits (CERs) at favorable costs, which are then sold on the world market at prevailing prices. For more information please visit www.ecolocap.com.

Media Contact:

EcoloCap Solutions, Inc. Investor Relations Nada Guirguis nada.g@ecolocap.com Tel.: 514-402-2538 Fax: 514-876-4080